Exhibit 99.6

Dated __________________________ 2023

Noteholder Support and Loan Termination Agreement

between

Vast Solar Pty Ltd

(Company)

and

AgCentral Energy Pty Limited

(Existing Noteholder)

1.	Definitions	1

2.	Conversion of Convertible Notes	5

3.	Termination and Release	5

4.	Transfers by Existing Noteholder	6

5.	Assignment	7

6.	Preservation of Rights	7

7.	Notices	7

8.	Costs	7

9.	General	8

(i)

This Deed is made on __________________________ 2023

Between:

(1)	Vast Solar Pty Ltd (ACN 136 258 574) of 226 Liverpool Street, Darlinghurst, NSW, 2010 (the “Company”); and

(2)	AgCentral Energy Pty Ltd (ACN 665 472 711) of 226 Liverpool Street, Darlinghurst, NSW, 2010 (the “Existing Noteholder”).

Recitals

(A)	The Company and the Existing Noteholder are parties to the Convertible Note Funding Agreements, pursuant to which the Company issued the Convertible Notes to the Existing Noteholder.

(B)	The Company and the Existing Noteholder are parties to the Short Term Loan Agreements, pursuant to which the Existing Noteholder provided loans to the Company.

(C)	The Company and the Existing Noteholder have agreed to convert all of:

(1)	the Convertible Notes held by the Existing Noteholder and;

(2)	the Principal Outstanding and accrued interest under the Short Term Loan Agreements,

into Shares in the Company at the Effective Time, and following such conversion, to terminate the Finance Documents, subject to the terms and conditions of this Deed.

(D)	The Company has executed the General Security Deed in favour of the Existing Noteholder to secure repayment of any Secured Moneys (as defined therein) owing or payable by the Company to the Existing Noteholder under any Finance Document.

(E)	The Existing Noteholder has agreed to release its Security Interest over the Released Property and terminate the General Security Deed subject to the terms and conditions of this Deed.

This Deed witnesses that, for valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Definitions

1.1	Definitions

The following definitions apply unless the context requires otherwise.

“Business Combination Agreement” means the agreement entitled “Business Combination Agreement” dated on or around the date of this Deed, among the Company, Nabors Energy Transition Corp., Nabors Energy Transition Sponsor LLC and Nabors Industries Ltd.

“Business Day” means a day on which banks are open for business in Sydney, New South Wales excluding a Saturday, Sunday, public holiday or any other day as determined by the parties to this Deed.

“Closing” has the meaning given to it in the Business Combination Agreement.

“Collateral” means all of the Company’s present and after-acquired property. It includes anything in respect of which the Company has at any time a sufficient right, interest or power to grant a Security Interest.

“Company Split Adjustment” has the meaning given to it in the Business Combination Agreement.

“Convertible Note” means:

(a)	each Convertible Note No. 3;

(b)	each Convertible Note No. 4; and

(c)	each Convertible Note No. 5,

and includes each Convertible Note issued under clause 2(a)(i) (Conversion of Convertible Notes).

“Convertible Note Funding Agreement” means:

(a)	the First Funding Agreement;

(b)	the Second Funding Agreement; and

(c)	the Third Funding Agreement.

“Convertible Note No. 3” means each convertible loan note issued by the Company to the Existing Noteholder under the First Funding Agreement.

“Convertible Note No. 4” means each convertible loan note issued by the Company to the Existing Noteholder under the Second Funding Agreement.

“Convertible Note No. 5” means each convertible loan note issued by the Company to the Existing Noteholder under the Third Funding Agreement.

“Effective Time” means the time occurring immediately prior to the occurrence of the Company Split Adjustment.

“Event of Default” means in respect of a Convertible Note Funding Agreement, an “Event of Default” under and as defined in the relevant Convertible Note Funding Agreement.

“Facility Agreement” means:

(a)	each Convertible Note Funding Agreement; and

(b)	each Short Term Loan Agreement.

“Finance Document” means:

(a)	each Facility Agreement;

(b)	the General Security Deed; and

(c)	each other document defined in a Facility Agreement as a “Finance Document”.

“First Funding Agreement” means the funding agreement dated on or about 18 January 2016 originally between Twynam Investments Pty Ltd (formerly Twynam Agricultural Group Pty Limited) (ACN 000 573 213) (Twynam) and the Company pursuant to which the Company issued Convertible Notes No. 3, as novated from Twynam to the AgCentral Pty Ltd (AgCentral) pursuant to the “Deed of novation” between Twynam, AgCentral and the Company dated on or about the date of this deed and further novated pursuant to the “Deed of novation” between AgCentral, the Company and the Existing Noteholder dated on or about the date of this deed.

“General Security Deed” means the general security deed dated 31 May 2018 between the Company and AgCentral, as novated pursuant to the “Deed of novation” between AgCentral, the Company and the Existing Noteholder dated on or about the date of this deed.

“PPSA” means the Personal Property Securities Act 2009 (Cth).

“Principal Outstanding” means in respect of a Short Term Loan Agreement, the principal outstanding (howsoever described) under the relevant Short Term Loan Agreement.

“Released Property” means all Collateral of the Company which is the subject, or expressed to be the subject, of the General Security Deed.

“Second Funding Agreement” means the funding agreement originally dated 23 November 2017 between the Company and AgCentral pursuant to which the Company issued Convertible Notes No. 4, as novated pursuant to the “Deed of novation” between AgCentral, the Company and the Existing Noteholder dated on or about the date of this deed.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement, notice or arrangement having a similar effect, including any “security interest” under sections 12(1) or (2) of the PPSA but excluding anything which is a Security Interest by operation of section 12(3) of the PPSA which does not (in either case) in substance secure payment or performance of an obligation.

“Shares” means fully paid ordinary shares in the capital of the Company.

“Short Term Loan Agreement” means:

(a)	the loan agreement originally dated 17 March 2022 between the Company and AgCentral, as amended on 28 June 2022 and as novated pursuant to the “Novation Deed” between AgCentral, the Company and the Existing Noteholder dated on or about the date of this deed;

(b)	the loan agreement originally dated 29 April 2022 between the Company and AgCentral, as amended on 28 June 2022 and as novated pursuant to the “Novation Deed” between AgCentral, the Company and the Existing Noteholder dated on or about the date of this deed;

(c)	the loan agreement originally dated 30 May 2022 between the Company and AgCentral, as amended on 28 June 2022 and as novated pursuant to the “Novation Deed” between AgCentral, the Company and the Existing Noteholder dated on or about the date of this deed;

(d)	the loan agreement originally dated 15 June 2022 between the Company and AgCentral, as novated pursuant to the “Novation Deed” between AgCentral, the Company and the Existing Noteholder dated on or about the date of this deed; and

(e)	the loan agreement originally dated 19 September 2022 between the Company and AgCentral, as novated pursuant to the “Novation Deed” between AgCentral, the Company and the Existing Noteholder dated on or about the date of this deed.

“Third Funding Agreement” means the funding agreement originally dated 14 July 2020 between the Company and AgCentral pursuant to which the Company issued Convertible Notes No. 5, as novated pursuant to the “Deed of novation” between AgCentral, the Company and the Existing Noteholder dated on or about the date of this deed.

1.2	Interpretation

(a)	Headings are for convenience only and do not affect interpretation.

(b)	A reference to a right or obligation of any two or more people comprising a single party confers that right, or imposes that obligation, as the case may be, is joint and several.

(c)	Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.

(d)	Nothing in this Deed is to be interpreted against a party solely on the ground that the party put forward this Deed or any part of it.

(e)	The following rules apply unless the context requires otherwise:

(i)	the singular includes the plural, and the converse also applies;

(ii)	a gender includes all genders;

(iii)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(iv)	a reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity;

(v)	a reference to a clause or schedule is a reference to a clause of or a schedule of this Deed;

(vi)	a reference to an Deed or document (including a reference to this Deed) is to the Deed or document as amended, supplemented, novated or replaced except to the extent prohibited by this Deed or that other agreement or document;

(vii)	a reference to writing includes any method of representing or reproducing words, figures, drawings, or symbols in a visible or tangible form including a communication by electronic mail;

(viii)	a reference to a party to this Deed or another agreement or document includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s legal personal representatives);

(ix)	a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it; and

(x)	a reference to dollars and $ and AU$ is to Australian currency.

1.3	Facility Agreement Definitions

Unless the context requires otherwise or otherwise defined in this Deed, a term defined in a Facility Agreement (including by incorporation) has the same meaning when used in this Deed.

1.4	Conflict

The parties acknowledge and agree that if there is a conflict between the Finance Documents and this Deed, the terms of this Deed prevail.

2.	Conversion of Convertible Notes

(a)	The Existing Noteholder and the Company irrevocably acknowledge and agree that at the Effective Time the Company will:

(i)	repay all accrued interest under:

(A)	the First Funding Agreement through the issuance of Convertible Notes No. 3 at the rate of one Convertible Note No. 3 for each $349.34 of accrued interest;

(B)	the Second Funding Agreement through the issuance of Convertible Notes No. 4 at the rate of one Convertible Note No. 4 for each $17.68 of accrued interest; and

(C)	the Third Funding Agreement through the issuance of Convertible Notes No. 5 at the rate of one Convertible Note No. 5 for each $0.01 of accrued interest,

or such other rate as agreed between the Existing Noteholder and the Company prior to the Effective Time;

(ii)	redeem all Convertible Notes (including those issued under clause 2(a)(i)) and the Company shall issue to the Existing Noteholder one Share for each Convertible Note so redeemed or such other amount of Shares as agreed between the Existing Noteholder and the Company prior to the Effective Time; and

(iii)	repay all the Principal Outstanding and all accrued interest up to and including the date on which the Effective Time occurs under each Short Term Loan Agreement through the issuance of Shares to the Existing Noteholder with the amount of such Shares to be agreed between the Existing noteholder and the Company prior to the Effective Time and which Shares shall be issued by the Company at the Effective Time.

(b)	The Shares issued pursuant to clause 2(a) shall rank equally with the other fully paid Shares of the Company from the date of issuance of such Shares.

(c)	Notwithstanding any other provision of this Deed, by executing this Deed, each party is deemed to have provided all consents, given all directions and waived all notices, notice periods and other requirements set out in the Finance Documents necessary to effect each of the steps contemplated by this clause 2

3.	Termination and Release

(a)	On and from the Effective Time, the Existing Noteholder and the Company irrevocably acknowledge and agree that the Existing Noteholder and the Company releases and discharges each other from all of its respective claims and liabilities arising from or in connection with each Finance Document on or after the Effective Time, including its termination under this Deed.

(b)	On and from the Effective Time, the Existing Noteholder irrevocably acknowledges and agrees that:

(i)	the Company is released from all of its present and future obligations, covenants, guarantees and liabilities under the Finance Documents; and

(ii)	notwithstanding any notification or other requirement under a Finance Document relating to its termination or discharge, each Finance Document is terminated, other than any obligations expressly stated under a Finance Document to survive any such termination or discharge.

(c)	On and from the Effective Time, the Existing Noteholder absolutely, unconditionally and irrevocably (without representation, warranty or recourse, whether express or implied):

(i)	discharges and releases its right, title and interest, including the Security Interest, in and to the Released Property;

(ii)	reassigns and/or retransfers to the Company any Released Property that was assigned, charged and/or transferred by way of security to the Existing Noteholder under or in connection with the General Security Deed; and

(iii)	cancels, terminates and revokes each other power of attorney or proxy, or submission to enforcement granted to it by the Company under the General Security Deed.

(d)	The releases in clauses 3(a), 3(b) and 3(c) operate on and from the Effective Time without the need for any further action or document and the Existing Noteholder acknowledges and irrevocably agrees that such releases may be pleaded in bar to any suit, action or legal proceeding by the Existing Noteholder against the Released Property.

(e)	The Existing Noteholder agrees to:

(i)	deliver to the Company any title documents and any signed transfer forms relating to such title documents delivered by the Company to it under, or in connection with, the General Security Deed, to which it is a party, that are in its possession and which relate to the Released Property on the Effective Time;

(ii)	promptly following the Effective Time register financing change statements on the PPSR to reflect the releases under clause 3(c) and end all registrations made on the PPSR in favour of the Existing Noteholder (including registration number 201806040054018); and

(iii)	following completion of the steps contemplated by clauses 2 and 3 (“Conversion Steps”), deliver to the Company a letter addressed to the Company, in form and substance reasonably satisfactory to the Company, certifying that the Conversion Steps have been completed.

4.	Transfers by Existing Noteholder

The Existing Noteholder irrevocably acknowledges and agrees not to assign, novate, dispose or transfer its Convertible Notes, its rights under any Short Term Loan Agreement or Shares, on or prior to the earlier of:

(a)	Closing; and

(b)	termination or expiry of the Business Combination Agreement in accordance with its terms.

5.	Termination

This deed automatically terminates and is of no further force or effect immediately upon termination or expiry of the Business Combination Agreement in accordance with its terms.

6.	Assignment

Neither party may assign, novate or otherwise transfer its rights or obligations under this Deed without the consent of the other party.

7.	Preservation of Rights

The releases provided in this Deed take effect on and from the Effective Time, and for the avoidance of doubt, this Deed does not prohibit, impair or otherwise affect any rights of the Existing Noteholder under the Finance Documents prior to the Effective Time.

8.	Notices

Any notice, demand, consent or other communication (“Notice”) given or made under this Deed:

(a)	must be given in writing and in English;

(b)	must be signed by the sender or a person authorised to sign on behalf of the sender; and

(c)	must be addressed and delivered to the intended recipient at the address below or the address last notified by the intended recipient to the sender after the date of this Deed, with a copy to the email address below or the email address last notified by the intended recipient to the sender after the date of this Deed:

(i)	to the Existing Noteholder:

Attention:	Colin Sussman

Address:	226 Liverpool Street, Darlinghurst, NSW, 2010

Email:	[***]

(ii)	to the Company:

Attention:	Craig Wood

Address:	226 Liverpool Street, Darlinghurst, NSW, 2010

Email:	[***]

(d)	will be conclusively taken to be duly given or made and received:

(i)	in the case of delivery in person, when delivered;

(ii)	in the case of delivery by express post, to an address in the same country, two (2) Business Days after the date of posting;

(iii)	in the case of delivery by any other method of post, six (6) Business Days after the date of posting (if posted to an address in the same country) or ten (10) Business Days after the date of posting (if posted to an address in another country); and

(iv)	in the case of email, at the earliest of:

(A)	the time that the sender receives an automated message from the intended recipient’s information system confirming delivery of the email;

(B)	the time that the intended recipient confirms receipt of the email by reply email; and

(C)	three (3) hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives, within that three-hour period, an automated message that the email has not been delivered, but if delivery occurs on a day which is not a Business Day in the place to which the Notice is sent or is later than 5pm at that place, it will be conclusively taken to have been duly given or made at the commencement of business on the next Business Day in that place.

9.	Costs

Each party must pay its own costs and expenses for preparing, negotiating, executing and completing this Deed and any document related to this Deed unless otherwise set out in this Deed.

10.	General

10.1	Variation

No variation of this Deed will be of any force or effect unless it is in writing and signed by each party to this Deed.

10.2	No waiver

(a)	No waiver of a right or remedy under this Deed is effective unless it is in writing and signed by the party granting it. It is only effective in the specific instance and for the specific purpose for which it is granted.

(b)	A single or partial exercise of a right or remedy under this Deed does not prevent a further exercise of that or of any other right or remedy.

(c)	Failure to exercise or delay in exercising a right or remedy under this Deed does not operate as a waiver or prevent further exercise of that or of any other right or remedy.

10.3	Assignment and Transfers

This Deed continues for the benefit of and binds each party and its successors in title including a third party to whom a party’s rights and obligations are assigned or transferred in accordance with this Deed.

10.4	Counterparts

(a)	This Deed may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument.

(b)	Each party consents to the exchange of counterparts of this Deed by delivery by email or such other electronic means as may be agreed in writing.

10.5	Severability of Provisions

Any provision of this Deed that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Deed nor affect the validity or enforceability of that provision in any other jurisdiction.

10.6	No Merger

The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Deed. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any such transaction.

10.7	Further Action

Each party must do all things (including completing and signing all documents) reasonably requested by the other party that are necessary to:

(a)	bind the party and any other person intended to be bound by this Deed;

(b)	show that it is complying with this Deed;

(c)	give full effect to this Deed and the transactions contemplated by this Deed,

and use its reasonable endeavours to procure that any third parties do the same.

10.8	Exercise of rights

Any party may make any consent or approval required to be given by it under or in connection with this deed, or a waiver of any of its rights, powers, authority, discretion or remedies arising under or in connection with this deed, subject to conditions that must be complied with by the party seeking to rely upon the consent, approval or waiver.

10.9	Entire Agreement

This Deed and any document referred to in this Deed contains everything the parties have agreed in relation to the subject matter it deals with. No party can rely on an earlier written document or anything said or done by or on behalf of another party before this Deed was executed.

10.10	Time is of the essence

Time is of the essence in relation to the performance by the parties of all of their obligations set out in this Deed.

10.11	No agency, partnership or other relationship

Except as expressly provided in this Deed, no party is an agent, representative, trustee, employee or partner of any other party by virtue of this Deed and no party may represent itself as such in any circumstances.

10.12	Rules of construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this Deed or any part of it.

10.13	Conflict of interest

Each party may exercise their rights, powers and remedies in connection with this Deed even if this involves a conflict of duty or they have a personal interest in their exercise.

10.14	Governing Law and Jurisdiction

This Deed is governed by the laws of New South Wales. Each party submits to the non-exclusive jurisdiction of the courts of that place.

10.15	Electronic execution

Each party warrants that immediately prior to entering into this Deed, it has unconditionally consented to:

(a)	the requirement for a signature under any law being met; and

(b)	any other party to this Deed executing it,

by any method of electronic signature that other party uses (at that other party’s discretion), including signing on an electronic device or by digital signature.

Executed and delivered as a Deed

Each attorney executing this Deed states that he or she has no notice of revocation or suspension of his or her power of attorney.

Existing Noteholder

Signed, sealed and delivered for AgCentral Energy Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) and by:

/s/ John Igino Kahlbetzer	/s/ Colin Raymond Sussman
Signature of director	Signature of director/secretary

John Igino Kahlbetzer	Colin Raymond Sussman
Name of director	Name of director/secretary

Company

Signed, sealed and delivered for Vast Solar Pty. Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) and by:

/s/ John Igino Kahlbetzer	/s/ Colin Raymond Sussman
Signature of director	Signature of director/secretary

John Igino Kahlbetzer	Colin Raymond Sussman
Name of director	Name of director/secretary